Exhibit 99.1
Credit Acceptance
25505 West Twelve Mile Road
Southfield, MI 48034-8339
(248) 353-2700
creditacceptance.com

NEWS RELEASE

FOR IMMEDIATE RELEASE
Date: December 19, 2023

Investor Relations: Douglas W. Busk
Chief Treasury Officer
(248) 353-2700 Ext. 4432
IR@creditacceptance.com

Nasdaq Symbol: CACC

CREDIT ACCEPTANCE ANNOUNCES CLOSING OF
$600.0 MILLION SENIOR NOTES OFFERING AND
COMPLETION OF TENDER OFFER FOR SENIOR NOTES DUE 2024

Southfield, Michigan – December 19, 2023 – Credit Acceptance Corporation (Nasdaq: CACC) (referred to as the “Company”, “Credit Acceptance”, “we”, “our”, or “us”) announced today the closing of the Company’s previously announced offering of $600.0 million aggregate principal amount of its 9.250% senior notes due 2028 (the “notes”) at an issue price of 100% of the principal amount of the notes in a private offering exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”).

The Company also announced today the completion of its previously announced cash tender offer (the “Offer”) for any and all of its 5.125% senior notes due 2024 (the “2024 notes”), which expired at 5:00 p.m., New York City time, on December 14, 2023 (the “Expiration Time”). A total of $322,270,000 aggregate principal amount of 2024 notes was validly tendered and not validly withdrawn at or before the Expiration Time, representing approximately 80.6% of the $400.0 million aggregate principal amount of 2024 notes then outstanding. The complete terms and conditions of the Offer were set forth in the Offer to Purchase, including the related Notice of Guaranteed Delivery, dated December 5, 2023 (the “Offer to Purchase”), and in the related Letter of Transmittal.

The Company today accepted for purchase and paid for all the 2024 notes validly tendered in the Offer and not validly withdrawn at or before the Expiration Time. Holders of 2024 notes who validly tendered (and did not validly withdraw) their 2024 notes in the Offer at or before the Expiration Time received in cash $1,000 per $1,000 principal amount of 2024 notes accepted for purchase pursuant to the Offer to Purchase, plus accrued and unpaid interest to, but not including, the payment date.

The Company further announced today that it will redeem all of the 2024 notes that were not purchased in, and remain outstanding following the completion of, the Offer, in accordance with the indenture governing the 2024 notes (the “2024 notes indenture”). The Company has provided an irrevocable notice to U.S. Bank Trust Company, National Association, the trustee under the 2024 notes indenture (the “Trustee”), of its election to redeem on December 31, 2023 (the “Redemption Date”), in accordance with the terms of the 2024 notes indenture, all of the outstanding 2024 notes. Such 2024 notes will be redeemed on the Redemption Date at a redemption price equal to 100.000% of the principal amount thereof. Information concerning the terms and conditions of the redemption is provided in the notice of redemption that will be sent to holders of the 2024 notes by the Trustee in accordance with the 2024 notes indenture.

The Company expects the net proceeds from the offering of the notes, after deducting the initial purchasers’ discount and other offering fees and expenses, will be approximately $591.5 million. The Company used a portion of the net proceeds from the offering of the notes to fund the payment of consideration in the Offer and to pay fees and expenses related to the Offer. The Company intends to use the remaining net proceeds from the offering of the notes (1) to fund the redemption of the 2024 notes that remain outstanding after completion of the Offer and the payment of related fees and expenses and (2) for general corporate purposes.

The notes were offered only to persons reasonably believed to be qualified institutional buyers pursuant to Rule 144A under the Securities Act. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of, the notes in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. The notes will not be registered under the Securities Act and may not be offered or sold in the United States or to U.S. persons absent registration or an applicable exemption from registration requirements. This press release does not constitute a notice of redemption with respect to the 2024 notes or an obligation to issue any such notice of redemption.

Cautionary Statement Regarding Forward-Looking Information

Statements in this release that are not historical facts, such as those using terms like “may,” “will,” “should,” “believe,” “expect,” “anticipate,” “assume,” “forecast,” “estimate,” “intend,” “plan,” “target,” or similar expressions, and those regarding our future results, plans, and objectives, are “forward-looking statements” within the meaning of the federal securities laws. These forward-looking statements, which include statements concerning the redemption of the 2024 notes and the amount and application of the net proceeds from the offering of the notes, represent our outlook only as of the date of this release. Actual results could differ materially from these forward-looking statements since the statements are based on our current expectations, which are subject to risks and uncertainties. Factors that might cause such a difference include, but are not limited to, the factors set forth in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2022, filed with the Securities and Exchange Commission (the “SEC”) on February 10, 2023, and Item 1A in Part II of our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2023, filed with the SEC on May 1, 2023, and other risk factors listed from time to time in our reports filed with the SEC. We do not undertake, and expressly disclaim any obligation, to update or alter our statements whether as a result of new information, future events or otherwise, except as required by applicable law.
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